UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Crown Holdings, Inc.
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CROWN HOLDINGS, INC.
SUPPLEMENT TO PROXY STATEMENT

At the 2013 Annual Meeting of Shareholders of Crown Holdings, Inc. (the “Company”) to be held on April 25, 2013 (the “Annual Meeting”), or at any adjournment or postponement thereof, the Shareholders are being asked to vote on a number of proposals, including  a proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the Company’s Proxy Statement for the Annual Meeting (the “Say-on-Pay Proposal”).

The Board of Directors of the Company (the “Board”) recommends that the Company’s Shareholders vote FOR the Say-on-Pay Proposal.

On April 3, 2012, the proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) issued a report recommending that our Shareholders vote against the Say-on-Pay Proposal.  We have discussed that report with certain of our Shareholders and with ISS.  Consequently, the purpose of this communication is to describe actions that the Company is undertaking and will undertake in the future with respect to certain of its compensation practices and certain other issues raised in the ISS report.  In addition, set forth below is an expanded description regarding the operation of our Economic Profit Incentive Plan for 2012 which provides more detail regarding the carry-forward and related forfeiture provisions of the Plan.

Changes being implemented to our executive compensation program.

•	CEO Compensation Benchmarking. For calendar year 2014, the Company will benchmark our CEO’s compensation at the 50th percentile of our peer group.

•
Economic Profit Incentive Plan.  Our Compensation Committee will undertake a thorough review of our Economic Profit Incentive Plan, including the carry-forward feature, to assess and address, if necessary, the relationship between pay and performance under the Plan and to assure that the Plan operates in accordance with our pay-for-performance philosophy.

•	Excise Tax Gross-Up. We will amend our CEO’s employment agreement to eliminate the excise tax gross-up provision.

•
Modified Single-Trigger.  We will amend our CEO’s employment agreement to eliminate the provision permitting him to voluntarily terminate his employment following a “change in control” of the Company and receive severance as though he had terminated his employment for “good reason.”

•	Anti-Pledging Policy. The Company will revise its anti-pledging policy to completely prohibit officers, including our NEOs, and Directors from pledging Company stock.

Economic Profit Incentive Plan (“EP Plan”).

Under our 2012 EP Plan, the economic profit target was the prior year’s actual “economic profit,” and bonus amounts are earned based upon the year-over-year improvement in economic profit.  Economic profit that is earned in a given year but that is not used to generate bonus payments for that year (either as a result of the EP Plan’s limits capping annual payouts or as a result of our Compensation Committee’s discretion not to pay awards otherwise earned) is banked for use in future years.  The banked economic profit is applied in future years toward satisfaction of that year’s target and is forfeited in whole or part if that year’s target is not reached.

For example, if actual economic profit in year 1 is $400 million and only $300 million is used in the bonus calculation for such year due to the cap on the annual bonus payouts under the EP Plan, $100 million of economic profit will be banked and carried forward for the following year(s).  Under the EP Plan, target economic profit for year 2 will be the actual economic profit earned in year 1, or $400 million.  Bonus payments are made only with respect to economic profit above the target.  If the Company achieves actual economic profit in year 2 of $325 million, the unused economic profit of $100 million dollars from year 1 will be carried forward to year 2 to create $425 million in economic profit for purposes of the year 2 EP Plan bonus calculation.  However, because target economic profit was $400 million for year 2, bonuses in year 2 will be based on the $25 million in economic profit in excess of the $400 million target.  Thus, the participants will be paid bonuses with respect to only 25% of the $100 million in economic profit that was carried forward from year 1, with 75% thereof being forfeited.  If actual economic profit for year 2 is only $275 million, economic profit for purposes of the EP Plan year 2 calculation will be $375 million (including the $100 million carry-forward) and because the sum of actual economic profit and carry-forward would be less than target, no bonuses will be paid.  Thus, the entire $100 million in excess economic profit carried forward from year 1 will be used up in year 2 with no bonuses ever being paid with respect to it.

The following table indicates the amount of economic profit carry-forward used in 2012 for award purposes and the amount that was forfeited.

Name	Economic Profit (in millions)
	Target	Actual	Carry-Forward Used	Total Actual plus Carry-Forward	Carry-Forward as Basis for Award	Carry-Forward Forfeited	Remaining Carry-Forward
John Conway	$404.3	$339.3	$108.0	$447.3	$43.0	$65.0	$0
Timothy Donahue	404.3	339.3	108.0	447.3	43.0	65.0	0
Raymond McGowan	190.6	178.4	19.9	198.3	7.7	12.2	0
Jozef Salaerts	38.6	38.5	5.1	43.6	5.0	0.1	0
Christopher Homfray	194.6	158.4	0	158.4	0	0	0

As illustrated above, with respect to the five NEOs, approximately 60% of the carry-forward that existed at the beginning of 2012 did not generate award payments and was forfeited because the actual results were under target for 2012.  In addition, there is no economic profit carry-forward currently available with respect to any of our NEOs.

For the reasons set forth above, including the changes to our CEO’s compensation, the Company’s adoption of an anti-pledging policy, our commitment to review the pay-for-performance aspects of the EP Plan and the clarification regarding the carry-forward and related forfeiture components of our EP Plan, the Company encourages our Shareholders to vote FOR the Say-on-Pay proposal.